                          AMENDMENT NO. 1 TO AGREEMENT
                               AND PLAN OF MERGER


         THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER (this "Amendment") dated as of the 29th day of September, 1998 is entered into by and among Resource America, Inc., a Delaware corporation ("RAI"), Atlas America, Inc., a Pennsylvania corporation and a wholly-owned subsidiary of RAI ("AAI"), The Atlas Group, Inc., a Pennsylvania corporation ("Atlas") and the shareholders of Atlas identified on the signature pages hereto (the "Principal Shareholders").

                                   WITNESSETH:

         WHEREAS, the parties hereto are parties to an Agreement and Plan of Merger dated as of July 13, 1998 (the "Agreement"); and

         WHEREAS, the parties hereto want to amend the Agreement on the terms and conditions of this Amendment;

         NOW, THEREFORE, in consideration of the premises set forth above and the considerations set forth below, and intending to be legally bound, the parties hereby agree as follows:

         1. Definitions. All capitalized terms not defined herein shall have the meaning ascribed to them in the Agreement.

         2. Amendment and Restatement of Section 3.3 of the Agreement. Section
3.3 of the Agreement is amended and restated to provide in full as follows:

                  "3.3 Outstanding Atlas Common Stock. The shares of Atlas Common Stock issued and outstanding and owned by the shareholders of Atlas (the "Shareholders") immediately prior to the Merger shall (such holdings on such date will be as set forth on Exhibit "B" hereto), by virtue of the Merger, automatically and without any action on the part of any holder thereof, become and be converted into that number of shares of RAI Common Stock calculated by multiplying the number of such shares of Atlas Common Stock owned by such Shareholder by the "Exchange Ratio" determined as follows: divide (i) Sixty-Three Million Dollars ($63,000,000), plus (ii) the amount that would be required to be paid upon the exercise of all then outstanding options to purchase Atlas Common Stock, whether or not currently exercisable, plus or minus (iii) the adjustment required pursuant to Section 6.8 hereof (the combination of (i), (ii) and (iii) being referred to herein as the "Equity Consideration"), by the Index Price (as hereinafter defined) and divide the quotient by the sum of the number of shares of Atlas Common Stock that are issued and outstanding immediately prior to the Merger plus the number of shares of Atlas Common Stock subject to outstanding options, whether or not currently exercisable, immediately prior to the Merger. As used in this Agreement, the term "Index Price" shall mean $14.3133. Any shares of Atlas Common Stock owned by Atlas shall be cancelled and retired upon the Effective Date and no consideration shall be issued in exchange therefor.

                           By way of example, if, immediately prior to the
                  Merger the number of outstanding shares of Atlas Common Stock is 276,930, the number of shares of Atlas Common Stock into which options are convertible is 14,652, the amount that would be required to convert all of the options into Atlas Common Stock is $14,652, the aggregate amount of the items set forth in clause (i) of Section 6.8 is $25,000,000, the reduction required by clause (ii) of Section 6.8 is zero and the Index Price is $14.3133, the Exchange Ratio would be:
                           $ 63,000,000 - $25,000,000 - 0 + $14,652
                           -----------------------------------------
                             276,930 + 14,652                         =
                             -----------------
                           $ 14.3133


                           $ 38,014,652
                             ----------
                             291,582  = 130.3738 =  9.10858
                             -------    --------
                           $ 14.3133  $ 14.3133

                           On those facts, each Shareholder would be entitled to
                  9.10858 shares of RAI Common Stock for each share of Atlas Common Stock owned by him, and each holder of options to acquire shares of Atlas Common Stock would be entitled to options to acquire that number of RAI Common Stock equal to
                  9.10858 times the number of shares of Atlas Common Stock for which he held options at an exercise price of $0.10979 per share of RAI Common Stock. The aggregate number of RAI shares issuable upon the merger would be 2,522,439 (subject to reduction due to fractional shares not being issued), and an additional 133,458 (subject to reduction due to fractional shares not being issued) shares would be issuable upon exercise of the options

                           Subsequent to the Effective Date, certain
                  Shareholders and option holders of Atlas will have the right to exchange, within five (5) business days of the Effective Date, shares of RAI Common Stock received in the Merger for an amount of cash from RAI not to exceed twenty percent (20%) of the difference between Sixty-Three Million Dollars ($63,000,000) and the adjustment required pursuant to Section
                  6.8 hereof. The list of persons entitled to such exchange option shall be determined by Atlas management prior to the Effective Date, provided that no single individual shall be allocated more than Three Million Dollars ($3,000,000) of such cash amounts. Such exchange will be made at the Index Price."

         3. Amendment of Section 3.7 of the Agreement. Section 3.7 of the Agreement is hereby amended by deleting the reference to "NASDAQNMS" and substituting therefor "National Association of Securities Dealers, Inc. National Market System."

         4. Amendment to Section 3.11(b) of the Agreement. Section 3.11(b) of the Agreement is hereby amended by adding thereto the following "and to persons who were formerly members of the syndication sales force of Atlas and become members of the syndication sales force of the Continuing Corporation."

         5. Amendment to Section 3.11(e) of the Agreement. Section 3.11(e) of the Agreement is hereby amended by deleting the reference to "$70,000,000" on line 4 and substituting therefor "$63,000,000."

         6. Amendment to Section 4.2 of the Agreement. Section 4.2 of the Agreement is hereby amended by deleting "280,430" on line 2 and substituting "276,930."

         7. No Material Adverse Change. RAI and AAI hereby waive any claim that the June 30, 1998 Balance Sheet demonstrates a material adverse change from April 30, 1998 within the meaning of Section 4.23 of the Agreement and hereby waive any claim of a material adverse change from April 30, 1998 within the meaning of Section 4.23 of the Agreement resulting from increased costs of drilling and completing wells, from not increasing the price charged to third parties for such drilling and completion and from declines in natural gas prices. Atlas and the Principal shareholders hereby represent and warrant to RAI and AAI that since June 30, 1998, there has been no material increase in Atlas' cost of drilling and completing wells.

                  Atlas and the Principal Shareholders hereby waive any claim that there has been a material adverse change with respect to RAI within the meaning of Section 5.6 of the Agreement based on any accounting treatments or affects of any challenge to such treatments.

         8. Amendment and Restatement of Section 7.1.7 of the Agreement. Section
7.1.7 of the Agreement is hereby amended and restated to provide in full as follows:

                  " 7.1.7 Each of Charles T. Koval, James O'Mara and Bruce Wolf shall have executed and delivered to the Continuing Corporation a Non-Competition and Confidentiality Agreement substantially in the form of Exhibit "C-1" hereto. The Non-Competition and Confidentiality Agreements for Messrs. Charles T. Koval, James O'Mara and Bruce Wolf shall be executed and delivered simultaneously with execution of this Agreement.

                  Each of J. Robert Gourlay, Bruce Bundy and Eric Koval shall have executed and delivered to the Continuing Corporation an Employment Agreement substantially in the form of Exhibit 'C-2.' attached."
                                        3

         9. Amendment to Section 10.2 (g) of the Agreement. On line 2 of Section 10.2(g), Change "$24.025" to "14.3133;" on line 3 of Section 10.2(g), change
"Four Hundred Sixteen Thousand Two Hundred Thirty-three (416,233)" to "Six Hundred Ninety-Eight Thousand Six Hundred Fifty-one (698,651)." Delete the last sentence that begins "An indemnified Party..." and substitute therefor the following: "Notwithstanding anything to the contrary herein contained, upon delivery to the Escrow Agent of a certificate for the number of shares of RAI Common Stock set forth on Exhibit "G," attached hereto and made a part hereof, registered in the name of a Principal Shareholder, such Principal Shareholder shall have no personal responsibility, or be otherwise personally liable, for any past or future Loss or Expense. RAI and each Principal Shareholder hereby authorize and direct the Exchange Agent to deliver to the Escrow Agent as soon as reasonably possible certificates for those numbers of shares of RAI Common Stock set forth on Exhibit 'G' to be issued to each Principal Shareholder."

         10. Amendment to Section 10.2(h) of the Agreement. Delete the last two sentences beginning "If there is ..." and substitute for those two sentences the following: "If there is any further loss RAI would be entitled to additional Collateral if any."

         11. Execution in Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. For the purpose of this paragraph, signatures transmitted by facsimile will be acceptable as originals.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date and year first written above.

                                    Resource America, Inc.


                                    By:
                                           ----------------------------------
                                    Title:
                                           ----------------------------------

                                    Atlas America, Inc.



                                    By:
                                           ----------------------------------
                                    Title:
                                           ----------------------------------

                                    The Atlas Group, Inc.


                                    By:
                                           ----------------------------------
                                    Title:
                                           ----------------------------------

                                    PRINCIPAL SHAREHOLDERS:


                                    ------------------------------------
                                    Charles T. Koval


                                    ------------------------------------
                                    Joseph R. Sadowski



                                    ------------------------------------
                                    James R. O'Mara


                                    ------------------------------------
                                    Bruce M. Wolf


                                    ------------------------------------
                                    Donald P. Wagner


                                    ------------------------------------
                                    James J. Kritzo


                                    ------------------------------------
                                    Frank P. Carolas


                                    ------------------------------------
                                    James M. Ogan

                                    ------------------------------------
                                    Barbara J. Krasnicki


                                    ------------------------------------
                                    Michael G. Hartzell


                                    ------------------------------------
                                    The Atlas Energy Group, Inc.
                                    Employee Stock Ownership Plan,
                                    James J. Kritzo, Trustee






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